October 9, 2001







(202) 955-8500                                                    C 88700-00015


Mirant Corporation
1155 Perimeter Center West
Atlanta, Georgia 30338-5416

         Re:      Mirant Corporation
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 (the "Registration Statement"), of Mirant Corporation, a Delaware corporation (the "Company"), to be filed with the Securities and Exchange Commission (the
"Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in connection with the public offering of up to $750,000,000 aggregate principal amount of the Company's 2.5% Senior Convertible debentures due 2021 (the "Debentures") and the associated shares of the Company's common stock, par value $0.01 per share (the "Common Stock") into which the Debentures are convertible (collectively, the "Securities"), by the holders of the Company's Securities.

         We have examined the originals or copies of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In rendering the opinions set forth below with respect to the Company, we have with your permission, relied as to factual matters upon certificates and assurances of certain officers of the Company, which factual matters have not been independently established or verified by us.

         Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Debentures to be sold by the Selling Stockholders are legally issued, fully paid, non-assessable, legal, valid and binding obligations of the Company and that the associated shares of Common Stock, when issued in accordance with the terms of the Indenture upon conversion of the Debentures, will be legally issued, fully paid and non-assessable.

         This opinion is limited to the present laws of the United States and the General Corporation Law of the State of Delaware and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion as to matters involving the laws of any jurisdictions other than the State of Delaware and the United States.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus forming a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.


                                                     Very truly yours,



                                                   GIBSON, DUNN & CRUTCHER LLP